EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Christine Reel
713.629.1316

Mitcham Industries Obtains $12.5 Million Revolving Credit Facility
From First Victoria National Bank

HUNTSVILLE, Texas – June 29, 2005 – Mitcham Industries, Inc. (NASDAQ: MIND) today announced it has obtained a new senior secured $12.5 million revolving credit facility from First Victoria National Bank, replacing its existing $4.0 million revolving credit facility. The new facility has a two-year term and bears interest at the prime rate. Interest on any outstanding principle balance is payable monthly, while the principal is due at the end of the two-year term.

“This new facility gives Mitcham Industries additional flexibility to respond to domestic and international market opportunities as they arise and to pursue our geographical expansion and growth strategy,” said Billy F. Mitcham, Jr., President and CEO of Mitcham Industries. “We look forward to continuing our relationship with First Victoria National Bank.”

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada, Brisbane, Australia and associates throughout Europe, South America and Asia, Mitcham Industries conducts operations on a global scale and is the largest independent seismic equipment lessor in the industry.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding potential future demand for the Company’s products and services, the Company’s future financial position and results of operations, business strategy and other plans and objectives for future operations, are forward-looking statements. Actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include a prolonged and gradual recovery, or no full recovery, of the energy services sector of a depressed oil and gas industry, and thereafter, the inherent volatility of oil and gas prices and the related volatility of demand for the Company’s services; loss of significant customers; significant defaults by customers on amounts due to the Company; international economic and political instability; dependence upon additional lease contracts; the risk of technological obsolescence of the Company’s lease fleet; vulnerability of seismic activity and demand to weather conditions and seasonality of operating results; dependence upon few suppliers; and other factors which are disclosed in the Company’s Securities and Exchange Commission filings, available from the Company without charge.

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